Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 28, 2007

Relating to Preliminary Prospectus Supplement dated June 28, 2007 supplementing the Prospectus dated June 22, 2007 (File No. 333-110241)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

FINAL PRICING TERMS

June 28, 2007

Issuer:	Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”) (PRTL: OTC BB).

Shares Offered:	22,500,000 Shares of Common Stock of the Company.

Minimum Number of Shares:	21,857,924 Shares

Price Per Share:	$0.915 per Share

Estimated Net Proceeds:	$18,350,000 (at minimum condition) to $18,902,250 (at number of shares offered).

Placement Agent:	The Company has engaged CRT Capital Group LLC to act as sole placement agent in connection with the offering.

The Company has filed a registration statement (Registration No. 333-110241, including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to this offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively the Company and CRT Capital Group LLC will arrange to send you the prospectus, the prospectus supplement and any other offering documents if you request it by calling Roberta Ryan at 203-569-4550.